Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES COMPLETION OF DEBT TENDER OFFER

Jacksonville, Fla. (October 29, 2010) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P. (the “Company”), has completed the previously announced cash tender offer by the Company (the “Tender Offer”) that commenced on September 30, 2010 for up to $100 million in aggregate principal amount of its 6.75% Notes due 2012 (the “6.75% Notes”) and 7.95% Notes due 2011 (the “7.95% Notes”) (collectively, the “Notes”) .

The Tender Offer expired at 11:59 p.m., New York City time, on October 28, 2010 (the “Expiration Date”). Pursuant to the terms of the Tender Offer, the Company purchased $57,623,000 principal amount of the 6.75% Notes, representing 23% of the aggregate principal amount of the 6.75% Notes outstanding as of October 28, 2010, and $11,795,000 principal amount of the 7.95% Notes, representing 6.8% of the aggregate principal amount of the 7.95% Notes outstanding as of October 28, 2010. Payment for the Notes purchased through the Tender Offer is expected to be made on Friday, October 29, 2010.

The aggregate principal amounts of the Notes outstanding after the Tender Offer are as follows:

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding After Tender Offer
6.75% Notes due 2012	75884R AK9	192,377,000
7.95% Notes due 2011	75884R AH6	161,691,000

In accordance with the terms of the Tender Offer, the Total Consideration (as defined in the Offer to Purchase dated September 30, 2010 (the “Offer to Purchase”)) to be paid was $1,066.25 per $1,000 principal amount of the 6.75% Notes and $1,015.50 per 1,000 principal amount of the 7.95% Notes, plus accrued and unpaid interests to, but not including, October 29, 2010. The aggregate consideration payable by the Company for the Notes purchased through the Tender Offer, including accrued and unpaid interest, is $74,812,886.59, which shall be funded from available cash of the Company.

J.P. Morgan and Wells Fargo Securities were the Dealer Managers for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

The Company may, from time to time to the extent permitted by applicable law, acquire any of the Notes that remain outstanding after the Expiration Date through open market purchases or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, for prices that may be less than, equal to or greater than the applicable tender offer consideration set forth in the Offer to Purchase.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2010, the Company owned 398 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.